Exhibit 99.1

SBT Bancorp, Inc. Receives Capital

SIMSBURY, Conn.--(BUSINESS WIRE)--August 12, 2011--SBT Bancorp, Inc. (OTCBB: SBTB), holding company of Simsbury Bank & Trust Company, Inc., today announced it had received $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”). This transaction provides the Company with capital to continue to expand its business lending activities and support growth in related deposits and services.

Martin J. Geitz, President and Chief Executive Officer commented: “We have grown small business as well as mortgage and consumer loans consistently since 2008 through the economic recession and the slow recovery. Unlike many regional and national banks serving Connecticut, Simsbury Bank never pulled back from its commitment to be a reliable source of loans for businesses, families and individuals. This new capital will allow Simsbury Bank to increase available credit to qualified customers and to continue supporting the economic growth of the communities we serve."

The SBLF was created by the United States Department of the Treasury to encourage banks to increase lending to small businesses by providing additional capital to eligible banks at an adjustable dividend rate based on the volume of qualified lending. The initial weighted average dividend rate is 3%. As SBT Bancorp’s small business loans increase over the next several quarters, the dividend rate on the entire $9 million is expected to decline to the minimum amount of 1%. The Company used approximately $4.3 million of the proceeds to redeem all of the outstanding shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $335 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout central Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

CONTACT:
Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
abisceglio@simsburybank.com